Citigroup Global Markets Holdings Inc.	January 20, 2021 Medium-Term Senior Notes, Series N Pricing Supplement No. 2020-USNCH6241 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Market-Linked Notes Linked to the Citi Dynamic Asset Selector 5 Excess Return Index Due July 25, 2024

Overview

▪	The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest and do not guarantee the full repayment of principal at maturity. Instead, the notes offer the potential for a return at maturity based on the performance of the Citi Dynamic Asset Selector 5 Excess Return Index (the “Index”) from the initial index level to the final index level.

▪	If the Index appreciates from the initial index level to the final index level, you will receive a positive return at maturity equal to that appreciation multiplied by the upside participation rate. However, if the Index depreciates from the initial index level to the final index level, you will incur a loss at maturity equal to that depreciation, subject to the maximum loss at maturity specified below. Even if the Index appreciates from the initial index level to the final index level so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	In exchange for the capped loss potential if the Index depreciates, investors in the notes must be willing to forgo interest on the notes and accept the risk of not receiving any return on the notes. If the Index does not appreciate from the pricing date to the valuation date, you will not receive any return on your investment in the notes, and you may lose up to the maximum loss at maturity.

▪	In order to obtain the modified exposure to the Index that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Index:	The Citi Dynamic Asset Selector 5 Excess Return Index (ticker symbol: “CIISDA5N”)
Aggregate stated principal amount:	$250,000
Stated principal amount:	$1,000 per note
Pricing date:	January 20, 2021
Issue date:	January 25, 2021. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Valuation date:	July 22, 2024, subject to postponement if such date is not an index business day
Maturity date:	July 25, 2024
Payment at maturity:

For each $1,000 stated principal amount note you hold at maturity, you will receive an amount in cash determined as follows:

▪

If the final index level is greater than the initial index level:
$1,000 + ($1,000 × the index return × the upside participation rate)

▪

If the final index level is less than or equal to the initial index level:
$1,000 + ($1,000 × the index return), subject to the maximum loss at maturity

If the final index level depreciates from the initial index level, you will be exposed to that depreciation up to the maximum loss at maturity. You should not invest in the notes unless you are willing and able to bear the risk of losing up to the maximum loss at maturity.

Initial index level:	231.67, the closing level of the Index on the pricing date
Final index level:	The closing level of the Index on the valuation date
Maximum loss at maturity:	$50 per note (5% of the stated principal amount)
Upside participation rate:	100%
Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17328YEG5 / US17328YEG52
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000	$15	$985
Total:	$250,000.00	$3,750.00	$246,250.00

(1) On the date of this pricing supplement, the estimated value of the notes is $930.10 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying index supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Index Supplement No. IS-02-02 dated April 3, 2019	Prospectus Supplement and Prospectus each dated May 14, 2018

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

General. This pricing supplement is intended to be read together with the accompanying index supplement, prospectus supplement and prospectus, which are available via the hyperlinks on the cover page of this pricing supplement. The accompanying index supplement, prospectus supplement and prospectus contain important information that is not included in this pricing supplement, including:

•	a more detailed description of the Index, beginning on page IS-24 of the accompanying index supplement;

•	more detailed risk factors relating to the Index, beginning on page IS-8 of the accompanying index supplement;

•	the Index rules that govern the calculation of the Index, beginning on page IS-58 of the accompanying index supplement;

•	general terms of the notes, including terms relating to the potential postponement of the valuation date and the maturity date upon the occurrence of a market disruption event and terms specifying the consequences of the discontinuance of the Index, beginning on page IS-19 of the accompanying index supplement;

•	considerations for certain employee benefit plans or investors that are investing with assets of such plans, beginning on page IS-41 of the accompanying index supplement; and

•	descriptions of the constituents of the Index, beginning on page IS-50 of the accompanying index supplement.

Certain terms used but not defined in this pricing supplement are defined in the accompanying index supplement.

Prospectus. The first sentence of “Description of Debt Securities—Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

•	failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

•	failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and

•	certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).

PS-2

Citigroup Global Markets Holdings Inc.

Summary Index Description

The Index is published by Citigroup Global Markets Limited (the “Index Administrator”), which is an affiliate of ours.  The Index tracks the hypothetical performance of a rules-based investment methodology that, on each Index Business Day, seeks to identify current U.S. equity market conditions as falling within one of four possible “Market Regimes” based on trend and volatility signals (the “Signals”). Depending on the identified Market Regime, Index exposure is allocated to one of three possible hypothetical investment “Portfolios”, each consisting of varying degrees of exposure to the following two “Constituents”:

Asset Class	Constituent	Ticker	Underlying Futures Contract	Reference Asset	Market Sector
Equity futures	S&P 500 Futures Excess Return Index (the “U.S. Equity Futures Constituent”)	SPXFP<Index>	E-mini S&P 500 Futures	S&P 500® Index	U.S. large-cap equities
Fixed income futures	S&P 10-Year U.S. Treasury Note Futures Excess Return Index (the “U.S. Treasury Futures Constituent”)	SPUSTTP<Index>	10-Year U.S. Treasury Note Futures	10-Year U.S. Treasury Notes	U.S. 10-year treasuries

The U.S. Equity Futures Constituent tracks the performance of a hypothetical investment, rolled quarterly, in the nearest-to-expiration E-mini S&P 500 futures contract, which provides exposure to U.S. large-cap equities. The U.S. Treasury Futures Constituent tracks the performance of a hypothetical investment, rolled quarterly, in the nearest-to-expiration 10-Year U.S. Treasury Note futures contract, which provides exposure to U.S. Treasury notes with a remaining maturity of at least 6.5 years and an original maturity not exceeding 10 years (all of which are referred to collectively as “10-Year U.S. Treasury Notes”). Because each Constituent is a futures-based index, the performance of each Constituent is expected to reflect not only the performance of its underlying Reference Asset (as indicated in the table above), but also the implicit cost of a financed position in that Reference Asset, which will reduce the performance of each Constituent. See “Descriptions of the Constituents” in the accompanying Index Supplement for more information.

The Index relies on backward-looking trend and volatility Signals to determine which Market Regime is currently in effect and, in turn, which Portfolio to track until there is a change in the Market Regime (the Portfolio tracked at any time being referred to as the “Selected Portfolio” at that time). On each Index Business Day, the Index calculates:

•	The trend of the performance of the U.S. Equity Futures Constituent over a look-back period of 21 Index Business Days, measured by the linear regression methodology described in the accompanying Index Supplement (the “Trend Signal”). The Trend Signal will be either “upward” or “downward”.

•	The realized volatility of the U.S. Equity Futures Constituent over a look-back period of 63 Index Business Days (the “Volatility Signal”).

The following table indicates the Market Regime that will be identified for each possible combination of the Signals and, for each Market Regime, the corresponding Portfolio that will be selected as the Selected Portfolio to be tracked by the Index until there is a change in the Market Regime.

Signals	Market Regime	Selected Portfolio (consisting of the Constituents with the percentage weights indicated below)
➢ Trend Signal: Upward ➢ Volatility Signal: Less than or equal to 15%	Stable-Trending Up	Equity-Focused Portfolio ➢ U.S. Equity Futures Constituent: 66.66% ➢ U.S. Treasury Futures Constituent: 33.33%
➢ Trend Signal: Upward ➢ Volatility Signal: Greater than 15%	Unstable-Trending Up	Intermediate Portfolio ➢ U.S. Equity Futures Constituent: 33.33% ➢ U.S. Treasury Futures Constituent: 66.66%
➢ Trend Signal: Downward ➢ Volatility Signal: Less than or equal to 15%	Stable-Trending Down
PS-3

Citigroup Global Markets Holdings Inc.

➢ Trend Signal: Downward ➢ Volatility Signal: Greater than 15%	Unstable-Trending Down	Treasury Portfolio ➢ U.S. Equity Futures Constituent: 0.00% ➢ U.S. Treasury Futures Constituent: 100.00%

Once a Selected Portfolio has been selected, the Index will continue to have exposure to that Selected Portfolio until the Signals indicate that there has been a change in the Market Regime, at which point the Index exposure will be allocated to a different Selected Portfolio. However, if the Trend Signal fails to meet a test of statistical significance, then a change in the Market Regime will not occur and the Selected Portfolio will not change even if the Signals would otherwise call for a change. This test of statistical significance is described in more detail in the accompanying Index Supplement.

The Index includes a volatility-targeting feature, pursuant to which the Index may reduce its exposure to the Selected Portfolio if necessary in an attempt to maintain a volatility target of 5%. On any Index Business Day, if the realized volatility of the current Selected Portfolio was greater than 5% over a look-back period of 21 Index Business Days, the Index will have less than 100% exposure to the Selected Portfolio. The difference between 100% and the exposure that the Index has to the Selected Portfolio will be hypothetically allocated to cash and will accrue no interest or other return.

The performance of the Index will be reduced by an index fee of 0.85% per annum.

This section contains only a summary description of the Index and does not describe all of its important features in detail. Before investing in the notes, you should carefully review the more detailed description of the Index contained in the section “Description of the Citi Dynamic Asset Selector 5 Excess Return Index” in the accompanying Index Supplement.

The Index is subject to important risks, including the following:

•	The Index is a trend-following index and is subject to the limitations inherent in all trend-following methodologies, including the fact that past performance is no guarantee of future performance. Furthermore, the Index’s trend-following methodology may be unsuccessful even if past trends do prove to be indicative of future performance, because the Trend Signal may not accurately capture the trend or the Index may not change its Selected Portfolio quickly enough in response to changes in the Market Regime.

•	Each Constituent is a futures-based index and is therefore expected to reflect the implicit cost of a financed position in its Reference Asset. This implicit financing cost will adversely affect the level of each Constituent and cause each Constituent to underperform its Reference Asset. Any increase in market interest rates will be expected to increase this implicit financing cost and will further adversely affect the performance of the Constituents and, therefore, the performance of the Index.

•	The Index rules limit the exposure the Index may have to the U.S. Equity Futures Constituent and, as a result, the Index is likely to significantly underperform equities in rising equity markets.

•	The Index will have significant exposure to the U.S. Treasury Futures Constituent, which has limited return potential and significant downside potential, particularly in times of rising interest rates.

•	The volatility-targeting feature significantly reduces the potential for Index gains. At any time when the Index has less than 100% exposure to the Selected Portfolio, the Index will participate in only a limited degree of the performance of the Selected Portfolio.

•	The performance of the Index will be reduced by an index fee. The index fee will place a drag on the performance of the Index, offsetting any appreciation of the Selected Portfolio, exacerbating any depreciation of the Selected Portfolio and causing the level of the Index to decline steadily if the value of the Selected Portfolio remains relatively constant.

•	The Index was launched on June 13, 2016 and, therefore, has a limited performance history.

For more information about the important risks affecting the Index, you should carefully read the section “Summary Risk Factors—Key Risks Relating to the Index” in this pricing supplement and “Key Risks Relating to the Index” in the accompanying Index Supplement.

The Selected Portfolio is a hypothetical investment portfolio. There is no actual portfolio of assets to which any investor is entitled or in which any investor has any ownership or other interest. The Index is merely a mathematical calculation that is performed by reference to hypothetical positions in the Constituents.

PS-4

Citigroup Global Markets Holdings Inc.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical index returns.

Market-Linked Notes Payment at Maturity Diagram

PS-5

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the notes. The examples below are for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the notes. The examples below are based on a hypothetical initial index level of 100 and do not reflect the actual initial index level. For the actual initial index level, see the cover page of this pricing supplement. We have used this hypothetical level, rather than the actual initial index level, to simplify the calculations and aid understanding of how the notes work. However, you should understand that the actual payment on the notes will be calculated based on the actual initial index level, and not the hypothetical initial index level.

The examples below are intended to illustrate how your payment at maturity will depend on the final index level. Your actual payment at maturity per note will depend on the actual final index level.

Example 1—Upside Scenario. The final index level is 110 (a 10% increase from the initial index level), which is greater than the initial index level.

Payment at maturity per note = $1,000 + ($1,000 × the index return × the upside participation rate)

= $1,000 + ($1,000 × 10% × 100%)

= $1,000 + $100

= $1,100

In this scenario, because the Index appreciated from its initial index level to its final index level, your total return at maturity in this scenario would be 10%.

Example 2—Downside Scenario A. The final index level is 98 (a 2% decrease from the initial index level), which is less than the initial index level.

Payment at maturity per note = $1,000 + ($1,000 × the index return), subject to the maximum loss at maturity

= $1,000 + ($1,000 × -2%), subject to the maximum loss at maturity

= $1,000 + -$20, subject to the maximum loss at maturity

= $980, subject to the maximum loss at maturity

= $980

In this scenario, because the Index depreciated from the initial index level to the final index level, but not by more than 5%, your payment at maturity would reflect 1-to-1 exposure to the negative performance of the Index and you would incur a loss at maturity equal to the depreciation of the Index.

Example 3—Downside Scenario B. The final index level is 80 (a 20% decrease from the initial index level), which is less than the initial index level.

Payment at maturity per note = $1,000 + ($1,000 × the index return), subject to the maximum loss at maturity

= $1,000 + ($1,000 × -20%), subject to the maximum loss at maturity

= $1,000 + -$200, subject to the maximum loss at maturity

= $800, subject to the maximum loss at maturity

= $950

In this scenario, because the Index depreciated from the initial index level to the final index level by more than 5%, you would incur a loss at maturity equal to the maximum loss at maturity.

PS-6

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the Index. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page IS-8 in the accompanying index supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

Key Risks Relating to the Notes

▪	You may not receive any return on your investment in the notes and may lose up to the maximum loss at maturity. You will receive a positive return on your investment in the notes only if the Index appreciates from the initial index level to the final index level. If the final index level is less than the initial index level, you will lose 1% of the stated principal amount of the notes for every 1% by which the final index level is less than the initial index level, subject to the maximum loss at maturity. As the notes do not pay any interest, if the Index does not appreciate sufficiently from the initial index level to the final index level over the term of the notes or if the Index depreciates from the initial index level to the final index level, the overall return on the notes may be less than the amount that would be paid on our conventional debt securities of comparable maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	Although the notes limit your loss at maturity to the maximum loss at maturity, you may nevertheless suffer additional losses on your investment in real value terms if the Index declines or does not appreciate sufficiently from the initial index level to the final index level. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you. In addition, the maximum loss at maturity applies only at maturity. If you sell your notes prior to maturity, the price you receive may result in a loss that that is significantly greater than the maximum loss at maturity.

▪	Your payment at maturity depends on the closing level of the Index on a single day. Because your payment at maturity depends on the closing level of the Index solely on the valuation date, you are subject to the risk that the closing level of the Index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the Index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the Index, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering

PS-7

Citigroup Global Markets Holdings Inc.

of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the closing levels and volatility of the Index and a number of other factors, including general market interest rates, the time remaining to maturity of the notes and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the closing levels of the Index may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the notes and may do so in the future, and any such research, opinions or recommendations could adversely affect the level of the Index. CGMI and other of our affiliates may publish research from time to time relating to the financial markets, any of the Constituents of the Index or the hypothetical investment methodology of the Index. Any research, opinions or recommendations provided by CGMI may influence the level of any Constituent, and they may be inconsistent with purchasing or holding the notes. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by such affiliates of ours may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the Constituents of the Index, the Index itself and the merits of investing in the notes.

PS-8

Citigroup Global Markets Holdings Inc.

▪	The level of a Constituent or of the Index may be affected by our or our affiliates’ hedging and other trading activities. In connection with the sale of the notes, we have hedged our obligations under the notes directly or through one of our affiliates, which involved taking positions directly in the futures contracts underlying the Constituents of the Index or other instruments that may affect the levels of the Constituents. We or our counterparties may also adjust this hedge during the term of the notes and close out or unwind this hedge on or before the valuation date, which may involve, among other things, us or our counterparties purchasing or selling such futures contracts or other instruments. This hedging activity on or prior to the pricing date could potentially affect the levels of the Constituents on the pricing date and, accordingly, potentially increase the initial index level, which may adversely affect your return on the notes. Additionally, this hedging activity during the term of the notes, including on or near the valuation date, could negatively affect the level of the Index and, therefore, adversely affect your payment at maturity on the notes. This hedging activity may present a conflict of interest between your interests as a holder of the notes and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI or, if applicable, any other entity may be willing to purchase your notes in a secondary market transaction.

We and our affiliates may also trade the futures contracts underlying the Constituents and/or other instruments that may affect the levels of the Constituents on a regular basis (taking long or short positions or both), for our or their accounts, for other accounts under management or to facilitate transactions, including block transactions, on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the levels of the Constituents on the valuation date and, therefore, adversely affect the performance of the Index and the notes.

It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our or our affiliates’ business activities. We or our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the Reference Asset of the U.S. Equity Futures Constituent, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. We do not make any representation or warranty to any purchaser of the notes with respect to any matters whatsoever relating to our or our affiliates’ business with any such issuer. Moreover, if we or any of our affiliates are or become a creditor of any such issuer or otherwise enter into any transaction with any such issuer in the regular course of business, we or such affiliate may exercise any remedies against such issuer that are available to them without regard to the impact on your interests as a holder of the notes.

▪	The notes calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, CGMI, as notes calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the notes calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes. Such judgments could include, among other things:

▪	determining whether a market disruption event exists on the valuation date with respect to any Constituent then included in the Index;

▪	if the Index Level is not published by the Index Calculation Agent or if a market disruption event exists with respect to any Constituent then included in the Index on the valuation date, determining the closing level of the Index with respect to that date, which may require us to make a good faith estimate of the closing level of one or both Constituents if the market disruption event is continuing on the Backstop Date; and

▪	selecting a Successor Index or performing an alternative calculation of the closing level of the Index if the Index is discontinued.

Any of these determinations made by our affiliate, in its capacity as notes calculation agent, may adversely affect any payment owed to you under the notes.

▪	Discontinuance of the Index could adversely affect the value of the notes. The Index Administrator is not required to publish the Index throughout the term of the notes. The Index Administrator may determine to discontinue the Index, among other reasons, as a result of the occurrence of a material Regulatory Event. See “Description of the Citi Dynamic Asset Selector 5 Excess Return Index” in the accompanying index supplement for more information. If the Index is discontinued, the notes calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Index and is not precluded from considering other indices that are calculated and published by the notes calculation agent or any of its affiliates. Any such successor index may not perform favorably.

If the notes calculation agent does not select a successor index, then the closing level of the Index will be calculated from and after the time of discontinuance based solely on the Selected Portfolio tracked by the Index at the time of discontinuance, without any rebalancing after such discontinuance even if there is a change in the Market Regime. In such an event, the substitute level that is used as the closing level of the Index will cease to reflect the Index’s portfolio selection methodology and instead will track the

PS-9

Citigroup Global Markets Holdings Inc.

performance of a fixed portfolio of notional assets, which will consist of the Selected Portfolio tracked by the Index (or the Selected Portfolio that would have been tracked by the Index but for the event that resulted in such discontinuance of the Index) immediately prior to such discontinuance. That level may perform unfavorably after the discontinuance. For example, if the Selected Portfolio at the time of discontinuance is the Treasury Portfolio, the substitute closing level of the Index will reflect only the performance of the treasury portfolio thereafter and will not reflect any exposure to the U.S. Equity Futures Constituent even if there is a bull market in equities. Alternatively, if the Selected Portfolio at the time of discontinuance is the Equity-Focused Portfolio, the substitute closing level of the Index will reflect significant exposure to equities thereafter even if there is a significant equity market decline. In such an event, even though the Index will no longer apply its portfolio selection methodology, the index fee will continue to be deducted.

Key Risks Relating to the Index

The following is a summary of key risks relating to the Index. The summary below should be read together with the more detailed risk factors relating to the Index described in “Risk Factors Relating to the Notes” in the accompanying index supplement. The following discussion of risks should also be read together with the section “Description of the Citi Dynamic Asset Selector 5 Excess Return Index” in the accompanying index supplement, which defines and further describes a number of the terms and concepts referred to below.

▪	The Index may not be successful and may underperform alternative investment strategies. There can be no assurance that the Index will achieve positive returns. The Index tracks the hypothetical performance of a rules-based investment methodology that, based on signals, selects a hypothetical investment Portfolio (the Selected Portfolio) to track until the signals determine that a change in U.S. equity market conditions (or Market Regimes) has occurred. The performance of the Index over that period will depend on the performance of the Selected Portfolio over that time period, minus the index fee and subject to the Index’s volatility-targeting feature, all as more fully described in the accompanying index supplement. In general, if the Selected Portfolio appreciates over that period by more than the index fee, the level of the Index will increase, and if the Selected Portfolio depreciates over that period or appreciates by less than the index fee, the level of the Index will decrease. The performance of the Index may be less favorable than alternative investment strategies that could have been implemented, including an investment in a passive index fund.

▪	The Index’s Signal-based allocation methodology has significant limitations. The Index will allocate exposure to the U.S. Equity Futures Constituent and/or the U.S. Treasury Futures Constituent based on two backward-looking Signals measured on each Index Business Day: one based on the trend of the performance of the U.S. Equity Futures Constituent, measured by the linear regression methodology described in the accompanying index supplement, over a look-back period of 21 Index Business Days (the Trend Signal) and one based on the realized volatility of the U.S. Equity Futures Constituent over a look-back period of 63 Index Business Days (the Volatility Signal). Based on these Signals, the Portfolio tracked by the Index during any given period (the Selected Portfolio for that period) will be the Equity-Focused Portfolio, the Treasury Portfolio or the Intermediate Portfolio, each of which has a predetermined degree of exposure to the U.S. Treasury Futures Constituent and/or the U.S. Equity Futures Constituent.

▪	Limitations of the Trend Signal. The Index’s allocation methodology is premised on the assumption that, on an Index Business Day, the Trend Signal may provide an accurate indicator of the performance of the U.S. Equity Futures Constituent until the next Change in Market Regime (i.e., when the Signals indicate that another Selected Portfolio should be selected). In other words, the methodology assumes that the U.S. Equity Futures Constituent is likely to appreciate until the next Change in Market Regime if there is an upward Trend Signal. There is no guarantee that this will be the case, however. The Trend Signal is subject to a number of important limitations, including the following:

▪	Past performance may not predict future performance. On any given Index Business Day, the fact that the U.S. Equity Futures Constituent may have performed favorably over the prior 21 Index Business Days (approximately one month) does not necessarily mean that it will continue to perform favorably going forward. Future market conditions may differ from past market conditions, and the conditions that may have caused the favorable performance over the prior month may no longer exist.

▪	Markets may be efficient. Past appreciation may not necessarily be an indicator of future appreciation even if future market conditions do not differ materially from past market conditions. The efficient market hypothesis, a well-known theory in academic financial literature, states that the market is efficient and that current asset prices reflect all available relevant information. If true, the efficient market hypothesis implies that any perceived historical trend in the performance of the U.S. Equity Futures Constituent should not be an accurate predictor of its future performance. If the past performance of the U.S. Equity Futures Constituent proves not to be an accurate indicator of its actual performance over the next period, then the Index’s trend-following allocation methodology may perform poorly.

▪	Time lag. The Trend Signal measures the performance of the U.S. Equity Futures Constituent over the last month and therefore suffers from a time lag, which may cause it to be late both in signaling an allocation to the U.S. Equity Futures Constituent and in signaling an allocation away from the U.S. Equity Futures Constituent. The Index determines the trend of the U.S. Equity Futures Constituent based on its levels over an observation period of 21 Index Business Days. If the trend in the performance of the U.S. Equity Futures Constituent changes, it may be a significant period of time before the

PS-10

Citigroup Global Markets Holdings Inc.

Trend Signal reflects the change. As a result of this time lag, the Trend Signal may signal an allocation to the U.S. Equity Futures Constituent long after the U.S. Equity Futures Constituent begins to decline, potentially resulting in a significant decline in the level of the Index over a significant period of time. Alternatively, the Trend Signal may not identify the U.S. Equity Futures Constituent as being in an upward trend until long after the upward trend began. By the time the Trend Signal finally signals an allocation to the U.S. Equity Futures Constituent, the trend may already have run its course, and a period of decline may even have already begun. Because the Trend Signal may signal an allocation to the U.S. Equity Futures Constituent after it has already been trending upward for a significant period of time, the Trend Signal may effectively reflect a “buy high” strategy; and because the Trend Signal may signal an allocation away from the U.S. Equity Futures Constituent only after it has already been trending downward for a significant period of time, it may effectively reflect a “sell low” strategy. This combination of buying high and selling low may result in poor Index performance.

▪	Measurement error. Even if the historical trend in the level of the U.S. Equity Futures Constituent proves to be a predictor of the future performance of the U.S. Equity Futures Constituent, the way in which the Index measures the trend may not effectively capture it. For example, the Index uses a fixed rule for determining whether the U.S. Equity Futures Constituent is deemed to be in an upward trend or a downward trend: if the straight line that results from a linear regression of the levels of the U.S. Equity Futures Constituent (expressed logarithmically) on each of the Index Business Days in the relevant look-back period slopes upward, the Index interprets that as an indicator of an upward trend, and if that line slopes downward, the Index interprets that as an indication of a downward trend. If the U.S. Equity Futures Constituent appreciated during the first half of that period and then depreciated over the next half – but the depreciation was not quite as pronounced as the appreciation – the Index may identify an upward trend even though the most recent trend has been downward. In addition, the Index will not change its Selected Portfolio if the Trend Signal is not deemed to be statistically significant, even if the Signals would otherwise call for a change. The Index also uses an arbitrary cut-off, which may not be the optimal cut-off to use for the Index, for determining whether the Trend Signal is statistically significant or not. Any fixed rule for determining whether the U.S. Equity Futures Constituent is in an upward or downward trend and whether such trend will signal a Change in Market Regime will necessarily be a blunt tool and, accordingly, may have a high rate of inaccuracy. The particular ways in which the Index operates may produce a lower return than other rules that could have been adopted for the identification of the trend in the level of the U.S. Equity Futures Constituent or its statistical significance. There is nothing inherent in the particular methodology used by the Index that makes it a more or less accurate predictor of a trend. It is possible that the rules used by the Index may not identify the trend as effectively as other rules that might have been adopted, or at all.

▪	Whipsaws. Trend-following methodologies may perform particularly poorly in “choppy” markets, where they may be subject to “whipsaws.” Choppy markets are characterized by short-term volatility and the absence of consistent long-term performance trends. In choppy markets, whipsaws occur when the market reverses and does the opposite of what is indicated by past performance. The Index may experience a significant decline in these market conditions because, for example, if the Index identifies the U.S. Equity Futures Constituent as being in an upward trend (and the realized volatility of the U.S. Equity Futures Constituent over the relevant look-back period is less than or equal to 15%), the Selected Portfolio tracked by the Index will provide more exposure to the U.S. Equity Futures Constituent than any other possible Portfolio. If, after being allocated exposure, the U.S. Equity Futures Constituent suddenly declines significantly, the level of the Index may also decline significantly.

▪	Mean reversion. The Trend Signal is particularly likely to be ineffective if the U.S. Equity Futures Constituent exhibits mean reversion tendencies. Mean reversion is the theory that asset prices tend to fluctuate around, and revert to, a particular level (the “mean”) over time. If the U.S. Equity Futures Constituent exhibits a high degree of mean reversion, its level may increase for a sufficient period of time to cause the Trend Signal to identify it as being in an upward trend, but then rapidly fall back toward its long-term mean after the Index allocates exposure to it, leading to declines in the level of the Selected Portfolio and therefore declines in the level of the Index.

▪	Limitations of the Volatility Signal. The Volatility Signal is based on the assumption that the volatility of the U.S. Equity Futures Constituent over a look-back period of 63 Index Business Days (approximately three months) may be an indicator of future volatility of the U.S. Equity Futures Constituent. Based on this assumption, on a Selection Date, the Index will determine to allocate the most exposure to the U.S. Equity Futures Constituent when the Volatility Signal is less than 15% (and if there is an upward Trend Signal). There is no guarantee that this assumption will be correct, however. The Volatility Signal is subject to significant limitations, including the following:

▪	Time lag. The Volatility Signal measures volatility over the last three months and therefore suffers from a time lag, which may cause it to be late both in signaling an allocation to the U.S. Equity Futures Constituent and in signaling an allocation away from the U.S. Equity Futures Constituent. The Index determines the volatility of the U.S. Equity Futures Constituent over a look-back period of 63 Index Business Days. If the volatility of the U.S. Equity Futures Constituent changes, it may be a significant period of time before the Volatility Signal reflects the change. As a result of this time lag, the Volatility Signal may signal an allocation to the U.S. Equity Futures Constituent long after the U.S. Equity Futures Constituent has become increasingly volatile, which can result in a significant decline in the level of the Index over a significant period of time. Alternatively, the Volatility Signal may not identify the volatility of the U.S. Equity Futures Constituent as being low

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Citigroup Global Markets Holdings Inc.

until long after volatility decreased. By the time the Volatility Signal finally signals an allocation to the U.S. Equity Futures Constituent, the volatility may have increased again. This may result in poor Index performance.

▪	Historical measure. The 63-Day Realized Volatility measure used by the Index is a historical measure of volatility and does not reflect volatility going forward. Realized volatility is not the same as implied volatility, which is an estimation of future volatility and may better reflect market expectations.

▪	The performance of each Constituent is expected to be reduced by an implicit financing cost and any increase in this cost will adversely affect the performance of the Index. Each Constituent is a futures-based index. As a futures-based index, each Constituent is expected to reflect not only the performance of its corresponding Reference Asset (the S&P 500® Index in the case of the U.S. Equity Futures Constituent and 10-year U.S. Treasury Notes in the case of the U.S. Treasury Futures Constituent), but also the implicit cost of a financed position in that Reference Asset. The cost of this financed position will adversely affect the level of each Constituent and, therefore, the Index. Any increase in market interest rates will be expected to further increase this implicit financing cost and will increase the negative effect on the performance of the Constituents and, therefore, the performance of the Index. Because of this implicit financing cost, the U.S. Equity Futures Constituent will underperform the total return performance of the S&P 500® Index and the U.S. Treasury Futures Constituent will underperform a direct investment in 10-Year U.S. Treasury Notes.

We estimate that, in the period since January 1, 2006, this implicit financing cost has been as high as 7.03% per annum for the U.S. Equity Futures Constituent and as high as 6.77% per annum for the U.S. Treasury Futures Constituent. The implicit financing cost in the future will vary, particularly in response to changes in market interest rates, and may equal or exceed these levels. If the Reference Asset for a Constituent does not achieve returns that are at least as great as the implicit financing cost, the level of the Constituent will decline, even if the Reference Asset has appreciated. Even if the Reference Asset for a Constituent does achieve returns that exceed the implicit financing cost, the Constituent will achieve positive returns only to the extent that the positive returns of the Reference Asset exceed the implicit financing cost. If the Reference Asset for a Constituent declines, the implicit financing cost will exacerbate the decline in the level of the Constituent. We have estimated the implicit financing cost for each Constituent set forth in this paragraph based on a comparison of rolling 1-year returns of each Constituent with rolling 1-year returns of its Reference Asset.

▪	The Index rules limit the exposure the Index may have to the U.S. Equity Futures Constituent, and, as a result, the Index is likely to significantly underperform equities in rising equity markets. In no event will the weight of the U.S. Equity Futures Constituent exceed 66.66%, and in two of the three possible Portfolios, the weight of the U.S. Equity Futures Constituent will only be either 33.33% or 0%. In addition, the Index uses 15% as a threshold for elevated volatility, which is not unusually elevated from a historical perspective and may result in reduced or eliminated exposure to the U.S. Equity Futures Constituent at a time when equity markets are in fact relatively stable and rising. Furthermore, even at a time when the Selected Portfolio is the Equity-Focused Portfolio, the Index’s volatility-targeting feature may result in significantly reduced Index exposure to the Selected Portfolio (and, in turn, to the U.S. Equity Futures Constituent) because the Equity-Focused Portfolio is likely to have a realized volatility significantly exceeding 5%. As a result, the Index is likely to significantly underperform the U.S. Equity Futures Constituent in rising equity markets.

▪	The Index’s allocation methodology may not be successful if the U.S. Equity Futures Constituent and the U.S. Treasury Futures Constituent decline at the same time. The Index’s allocation methodology is premised on the U.S. Equity Futures Constituent and the U.S. Treasury Futures Constituent being either uncorrelated or inversely correlated. The thesis underlying the Index’s allocation methodology is that, if the Index determines that the U.S. Equity Futures Constituent is likely to decline, the Index may avoid losses and even potentially generate positive returns by allocating exposure to the U.S. Treasury Futures Constituent instead of the U.S. Equity Futures Constituent. If, however, the U.S. Treasury Futures Constituent also declines, then the Index will decline regardless of whether its exposure is allocated to the U.S. Equity Futures Constituent or the U.S. Treasury Futures Constituent. If the U.S. Equity Futures Constituent and the U.S. Treasury Futures Constituent tend to decline at the same time—in other words, if they prove to be positively correlated—the Index’s allocation methodology will not be successful, and the Index may experience significant declines.

▪	The Index will have significant exposure to the U.S. Treasury Futures Constituent, which has limited return potential and significant downside potential, particularly in times of rising interest rates. The U.S. Treasury Futures Constituent will be included in all three of the possible Portfolios, and in two of the three possible Portfolios it will be either 66.66% or 100% of the weight of that Portfolio. Accordingly, the Index will always be significantly allocated, and will frequently be predominantly or even 100% allocated, to the U.S. Treasury Futures Constituent. U.S. Treasury notes are generally viewed as low risk, low reward assets. Accordingly, the U.S. Treasury Futures Constituent offers only limited return potential, which in turn limits the return potential of the Index. Although U.S. Treasury notes themselves are generally viewed as safe assets, the U.S. Treasury Futures Constituent tracks the value of a futures contract on 10-Year U.S. Treasury Notes, which may be subject to significant fluctuations and declines. In particular, the value of a futures contract on 10-Year U.S. Treasury Notes is likely to decline if there is a general rise in interest rates. A general rise in interest rates is likely to lead to particularly large losses on the U.S. Treasury Futures Constituent because, in addition to reducing the value of the underlying U.S. Treasury notes, the rise in interest rates will increase the implicit financing cost discussed above.

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Citigroup Global Markets Holdings Inc.

You should understand that the futures contract underlying the U.S. Treasury Futures Constituent provides exposure to U.S. Treasury notes with a remaining maturity of at least 6.5 years and an original maturity not exceeding 10 years, all of which we refer to collectively as “10-Year U.S. Treasury Notes”. It is important to note that the remaining maturity of the U.S. Treasury notes underlying the 10-Year U.S. Treasury Note futures contract may be as short as 6.5 years. The price and yield performance of a U.S. Treasury note with a 6.5-year remaining maturity may differ significantly from that of a U.S. Treasury note with a 10-year remaining maturity. For example, an increase in market interest rates is expected to affect the performance of U.S. Treasury notes with a remaining maturity of 6.5 years differently than the performance of U.S. Treasury notes with a remaining maturity of 10 years. As a result, the performance of the U.S. Treasury Futures Constituent may be significantly different than it would be if it were instead based solely on the “on-the-run” 10-Year U.S. Treasury note (i.e., the most recently issued U.S. Treasury note with an original maturity of 10 years).

▪	The Index fee will adversely affect Index performance. An index fee of 0.85% per annum is deducted in the calculation of the Index. The index fee will place a drag on the performance of the Index, offsetting any appreciation of the Selected Portfolio, exacerbating any depreciation of the Selected Portfolio and causing the level of the Index to decline steadily if the value of the Selected Portfolio remains relatively constant. The Index will not participate in any appreciation of the Selected Portfolio unless it is sufficiently great to offset the negative effects of the index fee, and then only to the extent that the favorable performance of the Selected Portfolio is greater than the index fee (and subject to the volatility-targeting feature). As a result of this deduction, the level of the Index may decline even if the Selected Portfolio appreciates.

▪	The Index may fail to maintain its volatility target and may experience large declines as a result. The Index adjusts its exposure to the Selected Portfolio as often as daily in an attempt to maintain a volatility target of 5%. If the volatility of the Selected Portfolio increases, the Index will reduce its exposure to the Selected Portfolio to the extent necessary to maintain a trailing 21-Day Realized Volatility of 5%. However, because this exposure adjustment is backward-looking, based on realized volatility over a prior period of 21 Index Business Days, there may be a time lag of several weeks before a sudden increase in volatility of the Selected Portfolio is sufficiently reflected in the trailing 21-Day Realized Volatility measure to result in a meaningful reduction in exposure to the Selected Portfolio. In the meantime, the Index may experience significantly more than 5% volatility and, if the increase in volatility is accompanied by a decline in the value of the Selected Portfolio, the Index may incur significant losses.

▪	The volatility-targeting feature is likely to cause the Index to significantly underperform the Selected Portfolio in rising equity markets. The performance of the Index will be based on the performance of the Selected Portfolio, but only to the extent that the Index has exposure to the Selected Portfolio. The Index will have less than 100% exposure to the Selected Portfolio at any time when the 21-Day Realized Volatility of the Selected Portfolio is greater than the Index’s volatility target of 5%. The Index attempts to select the Equity-Focused Portfolio to be the Selected Portfolio during rising equity markets. The volatility of the Equity-Focused Portfolio is likely to be greater than the volatility target of 5% because the Equity-Focused Portfolio has 66.66% exposure to the U.S. Equity Futures Constituent, and based on historical data the volatility of the U.S. Equity Futures Constituent is likely to be significantly greater than 5%. As a result, at any time where the Selected Portfolio is the Equity-Focused Portfolio (if past patterns hold), the Index is likely to have less than 100% exposure to the performance of that Selected Portfolio. An exposure of less than 100% would mean that the Index will participate in only a limited degree of the performance of the Selected Portfolio, and the difference between 100% and that exposure would be hypothetically allocated to cash, on which no interest or other return will accrue. Limited exposure to the performance of the Selected Portfolio means that the Index is likely to underperform the Selected Portfolio in rising equity markets. The index fee will exacerbate this underperformance.

▪	A significant portion of the Index may be hypothetically allocated to cash, which may dampen returns. At any time when the Index has less than 100% exposure to the Selected Portfolio, a portion of the Index (corresponding to the difference between the exposure to the Selected Portfolio and 100%) will be hypothetically allocated to cash and will not accrue any interest or other return. A significant hypothetical allocation to cash will significantly reduce the Index’s potential for gains. In addition, the index fee will be deducted from the entire Index, including the portion hypothetically allocated to cash. As a result, after taking into account the deduction of the index fee, any portion of the Index that is hypothetically allocated to cash will experience a net decline at a rate equal to the index fee.

▪	The volatility-targeting feature may cause the Index to perform poorly in temporary market crashes. A temporary market crash is an event in which the volatility of the Selected Portfolio spikes suddenly and the Selected Portfolio declines sharply in value over a short period of time, but the decline is short-lived and the Selected Portfolio soon recovers its losses. In this circumstance, although the value of the Selected Portfolio after the recovery may return to its value before the crash, the level of the Index may not fully recover its losses. This is because of the time lag that results from using a look-back period of 21 Index Business Days as the basis for the Index’s volatility-targeting feature. Because of the time lag, the Index may not meaningfully reduce its exposure to the Selected Portfolio until the crash has already occurred, and by the time the reduced exposure does take effect, the recovery may have already begun. For example, if the Index has 50% exposure to the decline in the Selected Portfolio, and then reduces its exposure so that it has only 20% exposure to the recovery, the Index will end up significantly lower after the crash and recovery than it was before the crash.

PS-13

Citigroup Global Markets Holdings Inc.

▪	The performance of the Index will be highly sensitive to the specific parameters by which it is calculated. The Index is calculated pursuant to a rules-based methodology that contains a number of specific parameters. These parameters will be significant determinants of the performance of the Index.

▪	The Index will be calculated pursuant to a set of fixed rules and will not be actively managed. If the Index performs poorly, the Index Administrator will not change the rules in an attempt to improve performance. If the rules-based investment methodology tracked by the Index performs poorly, the Index Administrator will not change the rules in an attempt to improve performance.

▪	The Index has limited actual performance information. The Index launched on June 13, 2016. Accordingly, the Index has limited actual performance data. Because the Index is of recent origin with limited performance history, an investment linked to the Index may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance may have provided more reliable information on which to assess the validity of the Index’s hypothetical investment methodology. However, any historical performance of the Index is not an indication of how the Index will perform in the future.

▪	Hypothetical back-tested Index performance information is subject to significant limitations. All information regarding the performance of the Index prior to June 13, 2016 is hypothetical and back-tested, as the Index did not exist prior to that time. It is important to understand that hypothetical back-tested Index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

▪	The Index Administrator developed the rules of the Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period. The fact that the Index generally appreciated over the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Index methodology.

▪	The hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested Index performance information are not necessarily representative of the market conditions that will exist in the future.

▪	Because the Constituents were not published during the entire period for which the Index Administrator has prepared hypothetical back-tested Index performance information, the hypothetical back-tested Index levels have been calculated by the Index Administrator based in part on hypothetical back-tested levels of the Constituents that were prepared by the index sponsor of the Constituents. The Index Administrator is not aware of the assumptions made by the index sponsor of the Constituents when it calculated the hypothetical back-tested index levels for the Constituents.

It is impossible to predict whether the Index will rise or fall. The actual future performance of the Index may bear no relation to the historical or hypothetical back-tested levels of the Index

▪	The Index Administrator, which is our affiliate, and the Index Calculation Agent may exercise judgments under certain circumstances in the calculation of the Index. Although the Index is rules-based, there are certain circumstances under which the Index Administrator or Index Calculation Agent may be required to exercise judgment in calculating the Index as described in more detail in “Description of the Citi Dynamic Asset Selector 5 Excess Return Index” in the accompanying index supplement.

In exercising these judgments, the Index Administrator’s status as our affiliate may cause its interests to be adverse to yours. The Index Administrator and Index Calculation Agent are not your fiduciaries and are not obligated to take your interests into account in calculating the Index. Any actions taken by the Index Administrator or Index Calculation Agent in calculating the level of the Index could adversely affect the performance of the Index.

▪	Investors in the notes will not have any ownership or other interest in the futures contracts underlying the Constituents. The Selected Portfolio is described as a hypothetical investment portfolio because there is no actual portfolio of assets to which any investor is entitled or in which any investor has any ownership or other interest. The Index is merely a mathematical calculation that is performed by reference to hypothetical positions in the Constituents included in the Selected Portfolio, and the other Index rules, and each Constituent is merely a mathematical calculation that is performed by reference to hypothetical positions in the futures contracts included in such Constituent.

PS-14

Citigroup Global Markets Holdings Inc.

Hypothetical Back-Tested and Historical Index Performance Information

This section contains hypothetical back-tested performance information for the Index. All Index performance information prior to June 13, 2016 is hypothetical and back-tested, as the Index did not exist prior to that date. Hypothetical back-tested Index performance information is subject to significant limitations. The Index Administrator developed the Index rules with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period. The fact that the Index generally appreciated over the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Index methodology. Furthermore, the hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

The hypothetical back-tested Index performance information has been calculated by the Index Administrator. The S&P 500 Futures Excess Return Index was not published prior to August 11, 2010 and the S&P 10-Year U.S. Treasury Note Futures Index was not published prior to March 28, 2011. For the periods before the Constituents were first published, the index sponsor of the Constituents prepared hypothetical back-tested index levels for each Constituent. The hypothetical back-tested Index levels have been calculated by the Index Administrator by applying the Index methodology to the actual Constituent Closing Levels of the Constituents for the periods since their initial publication and to the hypothetical back-tested index levels of the Constituents prepared by the index sponsor of the Constituents for the periods prior to their initial publication. The Index Administrator is not aware of the assumptions made by the index sponsor of the Constituents when it calculated the hypothetical back-tested index levels for the Constituents.

Accordingly, the hypothetical back-tested Index performance information, to the extent that it utilizes hypothetical back-tested data of the Constituents, may not reflect how the Index would have performed had the Constituents existed during the relevant time period. See “Description of the Citi Dynamic Asset Selector 5 Excess Return Index—Hypothetical Back-Tested Index Performance Information” in the accompanying Index Supplement for more information.

It is impossible to predict whether the Index will rise or fall. By providing the hypothetical back-tested and historical Index performance information below, we are not representing that the Index is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The actual future performance of the Index may bear no relation to the hypothetical back-tested or historical performance of the Index.

The graph below depicts the hypothetical back-tested performance of the Index for the period from January 1, 2006 to June 12, 2016 and historical Index performance for the period from June 13, 2016 to January 20, 2021.

On January 20, 2021, the Closing Level of the Index was 231.67.

The graph below illustrates the hypothetical back-tested composition of the Selected Portfolio by Constituent, based on the target percentage weight of each Constituent included in the Selected Portfolio as of the relevant Rebalancing Date, from January 1, 2006 to June 12, 2016. The historical composition of the Selected Portfolio, determined in the same way, is shown for the period from June 13, 2016 to January 20, 2021. The graph does not indicate the percentage weight of the Constituents in the Index, which would depend

PS-15

Citigroup Global Markets Holdings Inc.

not only on the percentage weight in the Selected Portfolio but also on the degree of exposure (between 0% and 100%) that the Index had to the performance of the Selected Portfolio during the periods shown. At any time when the exposure of the Index to the performance of the Selected Portfolio was less than 100%, the Index would have had a hypothetical cash allocation (accruing no interest or other return, but subject to the index fee) to the extent of the difference between the exposure and 100%. The hypothetical back-tested compositions of the Selected Portfolio shown below are subject to the significant limitations on hypothetical back-tested Index information discussed above. The hypothetical back-tested and historical compositions alike may not be indicative of the future compositions of the Selected Portfolio.

The following graph indicates the hypothetical back-tested rolling 21-Day Realized Volatility and the exposure that the Index has to the performance of the Selected Portfolio at any time from January 1, 2006 to June 12, 2016. The historical rolling 21-Day Realized Volatility and the exposure are shown for the period from June 13, 2016 to January 20, 2021. The hypothetical back-tested 21-Day Realized Volatility and past exposure levels of the Index shown below are subject to the significant limitations on hypothetical back-tested Index information discussed above. The hypothetical back-tested and historical data alike may not be indicative of future volatility and exposure levels.

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Comparative Information

The graph below depicts the hypothetical back-tested performance of the Index for the period from January 1, 2006 to June 12, 2016 and historical Index performance for the period from June 13, 2016 to January 20, 2021. For information purposes, the graph also depicts the performance of an excess return version of the S&P 500 Index and an excess return version of the Barclays U.S. Aggregate Bond Index (a bond index that is intended to track the total U.S. investment grade bond market) since January 1, 2006. The excess return versions of each of the S&P 500 Index and the Barclays U.S. Aggregate Bond Index have been calculated by the Index Administrator by subtracting from the published daily performance of the total return versions of each a notional rate equal to 3-month U.S. dollar LIBOR as in effect as of the prior calendar month end.

The relationship between the performance of the Index and the performance of the other indices shown in the graph above is not an indication of how the performance of the Index may compare to the performance of these other indices in the future. By including performance information for these other indices, no suggestion is made that these are the only alternative indices to which the hypothetical back-tested performance of the Index should be compared. You should independently evaluate an investment linked to the Index as compared to other investments available to you. In particular, you should note that the comparison in the graph above is against the “excess return” performance of the other indices, which reflects the performance of a hypothetical investment in these other indices made with borrowed funds and thus bears a hypothetical interest cost. You should note that an investment linked to these other indices that is not made with borrowed funds would not be reduced by any interest cost. Accordingly, the performance of the other indices shown in the graph above is less than the performance that could be achieved by a fully funded direct investment (i.e., an investment not made with borrowed funds) in these other indices (or a related index fund).

Using the hypothetical back-tested and historical Index performance information from the graph above, the table below shows the annualized (annually compounded) performance of the Index as compared to excess return versions of the S&P 500 Index and the Barclays U.S. Aggregate Bond Index for the last year, for the last three years and for the last five years.

	Citi Dynamic Asset Selector 5 Excess Return Index	S&P 500 Index (ER)	Barclays U.S. Aggregate Bond Index (ER)
Last 1 Year (since January 31, 2020)	3.2%	21.5%	4.3%
Last 3 Years (since January 31, 2018)	1.1%	11.2%	3.7%
Last 5 Years (since January 29, 2016)	3.3%	15.3%	2.5%
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United States Federal Income Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying index supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

If you are a U.S. Holder (as defined in the accompanying index supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 0.709%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $1,025.082 at maturity. The following table states the amount of interest (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above:

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Issue date through June 30, 2021	$3.053	$1,003.053
July 1, 2021 through December 31, 2021	$3.556	$1,006.608
January 1, 2022 through June 30, 2022	$3.568	$1,010.177
July 1, 2022 through December 31, 2022	$3.581	$1,013.758
January 1, 2023 through June 30, 2023	$3.594	$1,017.352
July 1, 2023 through December 31, 2023	$3.607	$1,020.958
January 1, 2024 through June 30, 2024	$3.619	$1,024.578
July 1, 2024 through maturity	$0.504	$1,025.082

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying index supplement, if you are a Non-U.S. Holder (as defined in the accompanying index supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying index supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying index supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to

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instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying index supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $15 for each note sold in this offering. Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, and financial advisors employed by such affiliated broker-dealers will collectively receive a fixed selling concession of $15 for each note they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the notes is more than two business days after the pricing date, investors who wish to sell the notes at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing level of the Index and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward

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adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying index supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

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(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder,

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are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2021 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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